UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2024

RXO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41514	88-2183384
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11215 North Community House Road, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

(980) 308-6058
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RXO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment No. 4

On August 8, 2024, RXO, Inc. (the “Company”) entered into Amendment No. 4 to the Revolving Credit Facility (“Amendment No. 4”), with the guarantors party thereto, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent, which amends the Credit Agreement, dated as of October 18, 2022 (the “Credit Agreement”), among the Company, the guarantors from time to time party thereto, the lenders and other parties from time to time party thereto and Goldman Sachs Bank USA, as administrative agent. Amendment No. 4 modifies the terms of the Credit Agreement to, among other things, subject to the satisfaction or waiver of certain conditions described in Amendment No. 4, (i) extend the maturity date of the revolving credit facility (the “Revolving Credit Facility”) consisting of $600 million in aggregate commitments, (ii) provide for a delayed draw term loan facility in the principal amount of $200 million (the “Delayed Draw Term Facility”) and (iii) amend the Company’s financial maintenance covenant so that the Company’s consolidated leverage ratio shall not exceed 4.50 to 1.00.

Revolving Credit Facility

Amendment No. 4 provides that, upon the earlier of the funding of the Delayed Draw Term Facility (the “Term Loan Funding Date”) or the satisfaction or waiver of the Coyote Amendment Conditions (as defined in Amendment No. 4), the Revolving Credit Facility maturity date will be extended five years from such date (the “Extended Maturity Date”). To the extent there is more than $50 million of the Company’s existing senior notes (the “Senior Notes”) outstanding on the date that is 91 days prior to the earlier of the Extended Maturity Date and the maturity date of the Senior Notes (the “Senior Notes Maturity Date”), then the Extended Maturity Date will be subject to a springing earlier maturity date that is 91 days prior to the earlier of the Extended Maturity Date and the Senior Notes Maturity Date, unless the Senior Notes are refinanced or replaced with debt that matures at least 91 days after the Extended Maturity Date.

Delayed Draw Term Facility

If drawn, the proceeds of borrowings under the Delayed Draw Term Facility may be used to fund the Company’s acquisition contemplated by the Purchase Agreement entered into on June 21, 2024 with subsidiaries of United Parcel Service, Inc. (the “Coyote Acquisition”).

Loans under the Delayed Draw Term Facility will bear interest at a fluctuating rate per annum equal to, at the Company’s option, the alternate base rate or a rate referencing the Secured Overnight Funding Rate, in each case, plus an applicable margin calculated based on the Company’s credit ratings. Beginning with the fiscal quarter ending December 31, 2026, the Delayed Draw Term Facility, if drawn, will amortize on a quarterly basis in an amount equal to (i) 5% per annum for the first eight fiscal quarters ending on or after such date and (ii) 10% per annum for each fiscal quarter ending thereafter. The obligations under the Delayed Draw Term Facility are guaranteed by the Company’s existing and future wholly-owned domestic subsidiaries, subject to certain exceptions. If the Company achieves certain credit ratings, and certain other conditions are satisfied, the guarantees will be released.

If drawn, the loans under the Delayed Draw Term Facility will mature five years following the funding date (the “Term Loan Maturity Date”). To the extent there is more than $50 million of the Company’s Senior Notes outstanding on the date that is 91 days prior to the earlier of the Term Loan Maturity Date and the Senior Notes Maturity Date, then the Term Loan Maturity Date will be subject to a springing earlier maturity date that is 91 days prior to the earlier of the Term Loan Maturity Date and the Senior Notes Maturity Date, unless the Senior Notes are refinanced or replaced with debt that matures at least 91 days after the Term Loan Maturity Date.

The foregoing description of Amendment No. 4 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 4 that is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the description set out under Item 1.01 above, which is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On August 8, 2024, the Company announced that it had entered into Amendment No. 3 to the Revolving Credit Agreement (“Amendment No. 3”), with the guarantors party thereto, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent, which amends the Credit Agreement. Pursuant to Amendment No. 3, the existing lenders provided their consent to the Coyote Acquisition.

The foregoing description of Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 3 that is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Amendment No. 3 to the Revolving Credit Agreement, dated as of July 31, 2024, among RXO, Inc., the guarantors party thereto, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.
10.2	Amendment No. 4 to the Revolving Credit Agreement, dated as of August 8, 2024, among RXO, Inc., the guarantors party thereto, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      August 9, 2024

RXO, Inc.

By:	/s/ Jeffrey D. Firestone
Jeffrey D. Firestone
Chief Legal Officer and Corporate Secretary